Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Results; LINZESS® (linaclotide) Achieves Blockbuster Status as U.S. Net Sales Exceed $1 Billion in 2021

– 2021 total revenue of $414 million, driven primarily by $400 million in U.S. LINZESS collaboration revenue –

– 2021 GAAP net income of $528 million, includes a $338 million non-recurring income tax benefit related to the release of the valuation allowance against the majority of the company’s deferred tax assets in Q2 2021 –

– 2021 adjusted EBITDA of $234 million;
ended 2021 with $620 million in cash and cash equivalents –

– Pursuing two areas of unmet medical need with initiation of clinical studies for IW-3300 for the treatment of visceral pain conditions, and CNP-104 for the treatment of primary biliary cholangitis (PBC) –

BOSTON, Mass., February 17, 2022 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported its fourth quarter and full year 2021 results.

“The tremendous progress we made against our strategic priorities last year puts Ironwood in a solid position as we begin a new year,” said Tom McCourt, chief executive officer of Ironwood. “I am proud to share that LINZESS has earned blockbuster brand status with more than $1 billion in U.S. net sales in 2021, an extraordinary accomplishment for our company. I am also excited about what’s to come in 2022, as we strive to continue to execute on our key priorities of maximizing LINZESS growth via commercial innovation and lifecycle management, while also seeking to strengthen our innovative GI pipeline and focusing on delivering sustained profits and generating cash flow.”

“Bringing new treatments to GI patients remains a key priority and our team has been working hard to advance our pipeline,” said Mike Shetzline, chief medical officer, senior vice president and head of research and drug development. “We are pleased to announce that we have initiated the IW-3300 clinical study, which will evaluate the safety and tolerability of this potentially first-in-class treatment for visceral pain conditions. Combined with the initiation of the CNP-104 clinical study by COUR for primary biliary cholangitis, we are energized about the progress of our pipeline.”

Fourth Quarter and Full Year 2021 Financial Highlights1

(in thousands, except for per share amounts)

	4Q 2021	4Q 2020	FY 2021	FY 2020
Total revenues	$117,130	$116,680	$413,753	$389,523
Total costs and expenses	60,538	65,296	181,494	$246,583
GAAP net income	41,374	43,204	528,448	106,176
GAAP net income per share – basic	0.25	0.27	3.26	0.67
GAAP net income per share – diluted	0.25	0.27	3.21	0.66
Adjusted EBITDA	56,950	65,952	233,738	160,678
Non-GAAP net income	43,940	56,934	191,782	127,687
Non-GAAP net income per share – basic	0.27	0.36	1.18	0.80
Non-GAAP net income per share – diluted	0.27	0.36	1.16	0.79

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Fourth Quarter and Full Year 2021 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the fourth quarter of 2021 was 42 million LINZESS capsules, a 10% increase compared to the fourth quarter of 2020, per IQVIA. Total prescription demand was 159 million LINZESS capsules for the full year 2021, a 12% increase compared to the full year 2020, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $278.6 million in the fourth quarter of 2021, a slight increase compared to $278.3 million in the fourth quarter of 2020, and $1,005.9 million for the full year 2021, an 8.0% increase compared to $931.2 million for the full year 2020.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 76% in the fourth quarter of 2021, compared to 65% in the fourth quarter of 2020. LINZESS commercial margin was 74% for the full year 2021 compared to 72% for the full year 2020. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $200.0 million in the fourth quarter of 2021, compared to $168.4 million in the fourth quarter of 2020. Net profit for the LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $701.3 million for the full year 2021, compared to $619.1 million for the full year 2020. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $113.7 million in collaboration revenue in the fourth quarter of 2021 related to sales of LINZESS in the U.S., a 2.7% increase compared to $110.7 million for the fourth quarter of 2020. Ironwood recorded $400.4 million in collaboration revenue for the full year 2021, a 9% increase compared to $368.6 million in 2020. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration (in thousands, except for percentages)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie	$278,555	$278,320	$1,005,856	$931,211
AbbVie & Ironwood commercial costs, expenses and other discounts	67,510	97,992	265,118	260,825
Commercial margin	76%	65%	74%	72%
AbbVie & Ironwood R&D Expenses	11,107	11,889	39,417	51,295
Total net profit on sales of LINZESS	200,028	168,439	701,321	619,091
Full brand margin	72%	61%	70%	66%

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (IC/BPS) and endometriosis.

–	IC/BPS affects an estimated 4 to 12 million Americans, according to the Interstitial Cystitis Association. An estimated 4 million reproductive-age women in the U.S. have been diagnosed with endometriosis, according to a study published in Gynecologic and Obstetric Investigation. Both diseases have a limited number of treatment options available. Ironwood initiated a clinical study for its IW-3300 program in the first quarter of 2022 to evaluate the safety and tolerability of IW-3300 in healthy volunteers.

CNP-104

•	In November 2021, Ironwood entered into a collaboration and license option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”). This agreement gives Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 Particle (“CNP-104”), a tolerizing immune modifying nanoparticle, for the treatment of primary biliary cholangitis (“PBC”), a rare autoimmune disease targeting the liver. If successful, CNP-104 has the potential to be the first approved PBC disease modifying therapy.

–	In December 2021, the U.S. FDA granted Fast Track Designation to CNP-104.

–	PBC affects an estimated 133,000 people in the U.S. There is currently no approved therapy that addresses the root cause of the autoimmune destruction of the bile ducts in PBC with medical care currently focused on disease management. COUR initiated a clinical study for CNP-104 in the first quarter of 2022 to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients.

Leadership Changes

•	In December 2021, Ironwood announced the appointment of Sravan K. Emany as Senior Vice President, Chief Financial Officer.

Fourth Quarter and Full Year 2021 Financial Results

•	Total Revenues. Total revenues in the fourth quarter of 2021 were $117.1 million, compared to $116.7 million in the fourth quarter of 2020. Total revenues for the full year 2021 were $413.8 million, compared to $389.5 million for the full year 2020.

–	Total revenues in the fourth quarter of 2021 consisted of $113.7 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.4 million in royalties and other revenue. Total revenues in the fourth quarter of 2020 consisted of $110.7 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $6.0 million in royalties and other revenue.

–	Total revenues for the full year 2021 consisted of $400.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $13.4 million in royalties and other revenue. Total revenues for the full year 2020 consisted of $368.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., and $20.9 million in royalties and other revenue.

•	Operating Expenses. Operating expenses in the fourth quarter of 2021 were $60.5 million, compared to $65.3 million in the fourth quarter of 2020. Operating expenses for the full year 2021 were $181.5 million, compared to $246.6 million for the full year 2020.

–	Operating expenses in the fourth quarter of 2021 consisted primarily of $28.6 million in selling, general and administrative (“SG&A”) expenses, and $31.9 million in research and development (“R&D”) expenses. Operating expenses in the fourth quarter of 2020 consisted primarily of $34.0 million in SG&A expenses, $16.3 million in R&D expenses and $14.2 million in restructuring expenses related to a workforce reduction in 2020.

–	Operating expenses for the full year 2021 consisted primarily of $111.1 million in SG&A expenses, and $70.4 million in R&D expenses. Operating expenses for the full year 2020 consisted primarily of $140.0 million in SG&A expenses, $88.1 million in R&D expenses and $15.4 million in restructuring expenses.

•	Interest Expense, net of Interest and Investment Income. Net interest expense was $7.8 million in the fourth quarter of 2021 and $30.4 million for the full year 2021, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the fourth quarter of 2021 included $1.8 million in cash expense and $6.2 million in non-cash expense. Interest expense recorded for the full year 2021 included $7.2 million in cash expense and $23.9 million in non-cash expense.

–	Net interest expense was $7.3 million in the fourth quarter of 2020 and $28.0 million for the full year 2020, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the fourth quarter of 2020 included $1.8 million in cash expense and $5.7 million in non-cash expense. Interest expense recorded for the full year 2020 included $7.2 million in cash expense and $22.3 million in non-cash expense.

•	Gain (Loss) on Derivatives. Ironwood recorded a loss on derivatives of $2.6 million in the fourth quarter of 2021 as a result of the change in fair value of its convertible note hedges and note hedge warrants. For the full year 2021, Ironwood recorded a loss on derivatives of $1.2 million.

–	Ironwood recorded a gain on derivatives of $0.4 million in the fourth quarter of 2020 as a result of the change in fair value of its convertible note hedges and note hedge warrants. For the full year 2020, Ironwood recorded a loss on derivatives of $6.1 million.

•	Income Tax (Expense) Benefit. Ironwood recorded $4.9 million of income tax expense in the fourth quarter of 2021 and $327.8 million of income tax benefit for the full year 2021. The income tax benefit is primarily related to the release of the valuation allowance against the majority of deferred tax assets during the second quarter of 2021. Ironwood recorded $1.3 million in income tax expense in the fourth quarter of 2020 and $2.7 million for the full year 2020.

–	GAAP Net Income. GAAP net income was $41.4 million, or $0.25 per share (basic and diluted), in the fourth quarter of 2021 compared to GAAP net income of $43.2 million, or $0.27 per share (basic and diluted), in the fourth quarter of 2020. GAAP net income for the full year 2021 was $528.4 million, or $3.26 per share (basic) and $3.21 per share (diluted), compared to GAAP net income of $106.2 million, or $0.67 per share (basic) and $0.66 per share (diluted), for the full year 2020.

–	Non-GAAP Net Income. Non-GAAP net income was $43.9 million, or $0.27 per share (basic and diluted), in the fourth quarter of 2021, compared to non-GAAP net income of $56.9 million, or $0.36 per share (basic and diluted), in the fourth quarter of 2020. Non-GAAP net income for the full year 2021 was $191.8 million, or $1.18 per share (basic) and $1.16 per share (diluted), compared to non-GAAP net income of $127.7 million, or $0.80 per share (basic) and $0.79 per share (diluted), for the full year 2020.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and the income tax benefit related to the release of the valuation allowance against the majority of deferred tax assets in the second quarter of 2021. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $57.0 million in the fourth quarter of 2021, compared to $66.0 million in the fourth quarter of 2020. For the full year 2021, adjusted EBITDA was $233.7 million, compared to $160.7 million for the full year 2020.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights. Ironwood ended 2021 with $620.1 million of cash and cash equivalents, compared to $362.6 million of cash and cash equivalents at the end of 2020.

–	Ironwood generated $64.6 million in cash from operations in the fourth quarter of 2021, compared to $51.5 million in cash from operations in the fourth quarter of 2020. Ironwood generated $261.9 million in cash from operations for the full year 2021, compared to $168.8 million for the full year 2020.

•	Ironwood 2022 Financial Guidance. In 2022, Ironwood continues to expect:

2022 Guidance
U.S. LINZESS Net Sales Growth	Low single digits %
Total Revenue	$420 to $430 million
Adjusted EBITDA[1]	>$250 million

1 Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. For purposes of this guidance, Ironwood has assumed that it will not incur material expenses related to business development activities in 2022.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, restructuring expenses, and the release of the company’s valuation allowance against the majority of deferred tax assets in the second quarter of 2021. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	The income tax benefit associated with the valuation allowance release in the second quarter of 2021 was a non-cash, non-recurring accounting recognition event, and does not affect the company’s ability to utilize its historical net operating losses and tax credit carryforwards to offset future taxable income.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 17, 2022 to discuss its fourth quarter and full year 2021 results and recent business activities. Individuals interested in participating in the call should dial (888) 330-2384 (U.S. and Canada) or (240) 789-2701 (international) using conference ID number and event passcode 4671230. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on February 17, 2022 running through 11:59 p.m. Eastern Time on March 3, 2022. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 4671230. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; the Ironwood’s ability to drive growth and profitability; the demand, development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; and our financial performance and results, and guidance and expectations related thereto, including expectations related to LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2022; our plans to maximize LINZESS growth via commercial innovation and lifecycle management, to strengthen our innovative GI pipeline and to deliver sustained profits and generate cash flow; the potential of IW-3300 to be a first-in-class treatment of visceral pain conditions and the size of the IC/BPS and endometriosis populations; the size of estimated U.S. population affected by PBC; and the potential of CNP-104 to be the first PBC disease modifying therapy . These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104 and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of either CNP-104 and/or IW-3300 is not successful or that any of our product candidates is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and in our subsequent Securities and Exchange Commission (the “SEC”) filings.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors:

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$620,129	$362,564
Accounts receivable, net	114,042	122,351
Prepaid expenses and other current assets	8,689	9,189
Restricted cash, short-term	1,250	1,735
Convertible note hedges	1,115	-
Total current assets	745,225	495,839
Restricted cash, net of current portion	485	485
Accounts receivable, net of current portion	23,998	23,401
Property and equipment, net	7,575	8,929
Operating lease right-of-use assets	15,350	16,576
Convertible note hedges	-	13,065
Deferred tax assets	333,294	-
Other assets	1,000	943
Total assets	$1,126,927	$559,238
Liabilities and Stockholders’ Equity
Accounts payable	$935	$661
Accrued research and development costs	15,896	1,898
Accrued expenses and other current liabilities	23,566	26,486
Current portion of operating lease liabilities	3,127	3,128
Current portion of convertible senior notes	116,858	-
Note hedge warrants	1,316	-
Total current liabilities	161,698	32,173
Note hedge warrants	-	12,088
Convertible senior notes, net of current portion	337,333	430,256
Operating lease liabilities, net of current portion	18,484	20,318
Other liabilities	3,501	1,763
Total stockholders’ equity	605,911	62,640
Total liabilities and stockholders’ equity	$1,126,927	$559,238

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues
Collaborative arrangements revenue	$116,986	$114,209	$412,784	$381,545
Sale of active pharmaceutical ingredient	144	2,471	969	7,978
Total revenues	117,130	116,680	413,753	389,523
Costs and expenses:
Cost of revenues	-	897	-	3,136
Research and development	31,851	16,267	70,405	88,062
Selling, general and administrative	28,687	33,982	111,133	140,003
Restructuring expenses	-	14,150	(44)	15,382
Total cost and expenses	60,538	65,296	181,494	246,583
Income from operations	56,592	51,384	232,259	142,940
Other (expense) income:
Interest expense	(7,951)	(7,521)	(31,150)	(29,478)
Interest and investment income	180	220	726	1,504
Gain (loss) on derivatives	(2,566)	420	(1,178)	(6,129)
Other income	-	(3)	-	24
Other expense, net	(10,337)	(6,884)	(31,602)	(34,079)
Income before income taxes	46,255	44,500	200,657	108,861
Income tax (expense) benefit	(4,881)	(1,296)	327,791	(2,685)
GAAP net income	$41,374	$43,204	$528,448	$106,176

GAAP net income per share—basic	$0.25	$0.27	$3.26	$0.67

GAAP net income per share—diluted	$0.25	$0.27	$3.21	$0.66

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP net income	$41,374	$43,204	$528,448	$106,176
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	2,566	(420)	1,178	6,129
Restructuring expenses	-	14,150	(44)	15,382
Valuation allowance release	-	-	(337,800)	-
Non-GAAP net income	$43,940	$56,934	$191,782	$127,687

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP net income per share –basic	$0.25	$0.27	$3.26	$0.67
Adjustments to GAAP net income per share (as detailed above)	0.02	0.09	(2.08)	0.13
Non-GAAP net income per share –basic	$0.27	$0.36	$1.18	$0.80

Weighted average number of common shares used to calculate net income per share — basic	163,294	160,071	162,245	159,427

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP net income per share –diluted	$0.25	$0.27	$3.21	$0.66
Adjustments to GAAP net income per share (as detailed above)	0.02	0.09	(2.05)	0.13
Non-GAAP net income per share –diluted	$0.27	$0.36	$1.16	$0.79
Weighted average number of common shares used to calculate net income per share — diluted	165,631	161,485	164,418	160,655

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP net income	$41,374	$43,204	$528,448	$106,176
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	2,566	(420)	1,178	6,129
Restructuring expenses	-	14,150	(44)	15,382
Interest expense	7,951	7,521	31,150	29,478
Interest and investment income	(180)	(220)	(726)	(1,504)
Income tax expense (benefit)	4,881	1,296	(327,791)	2,685
Depreciation and amortization	358	421	1,523	2,332
Adjusted EBITDA	$56,950	$65,952	$233,738	$160,678

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$278,555	$278,320	$1,005,856	$931,211
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	67,510	97,992	265,118	260,825
Commercial profit on sales of LINZESS	$211,045	$180,328	$740,738	$670,386
Commercial Margin[4]	76%	65%	74%	72%

Ironwood’s share of net profit[5]	105,523	90,164	370,369	335,193
Reimbursement for Ironwood’s selling, general and administrative expenses[6]	8,199	20,562	30,002	39,312
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions	-	-	-	(5,902)
Ironwood’s collaborative arrangement revenue[2]	$113,722	$110,726	$400,371	$368,603

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 31, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. Following March 31, 2020, such rebates and discounts continue to be classified as LINZESS U.S. commercial costs, expenses and other discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments from AbbVie.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties, including the adjustment to selling expenses incurred throughout 2020 and recorded in the fourth quarter of 2020.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes $0.3 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
LINZESS U.S. net sales as reported by AbbVie[2]	$278,555	$278,320	$1,005,856	$931,211
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	67,510	97,992	265,118	260,825
AbbVie & Ironwood R&D Expenses[4]	11,017	11,889	39,417	51,295
Total net profit on sales of LINZESS[5]	$200,028	$168,439	$701,321	$619,091

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan in the second quarter of 2020, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods between January 1, 2019 and March 30, 2020, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. Following March 31, 2020, such rebates and discounts continue to be classified as LINZESS U.S. commercial costs, expenses and other discounts.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties, including the adjustment to selling expenses incurred throughout 2020 and recorded in the fourth quarter of 2020.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).